                                                            EXHIBIT 10(g)

                           RETIREMENT AGREEMENT


      AGREEMENT made June 5, 1997 between Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts (the "Company") and Mr. Bruce H. Wyatt of 11 Bittersweet Lane, Wilbraham, Massachusetts 01095 ("Wyatt").

      NOW, THEREFORE, in consideration of the mutual agreements hereinafter contained, the parties agree as follows:

      l.  Normal Retirement.

      (a) Subject to the provisions of paragraph 9 below, if Wyatt retires or his employment is involuntarily terminated on or after May 12, 2011, the Company will pay him each month for the duration of his life deferred compensation equal to 1/12 of (i) 50% of the average annual compensation received by him in the 5 most highly compensated years of his final l0 years of employment, as determined under paragraph 5 below, less (ii) 50% of his annual Primary Social Security Benefit, as hereinafter defined.

      (b) The monthly benefit determined under subparagraph (a) above shall be reduced by the value of the monthly retirement benefit, in the form of a life annuity payable for Wyatt's life, which Wyatt is entitled to receive from any other qualified or non-qualified plan maintained by the Company (excluding (i) the portion, if any, of such benefit based on Wyatt's contributions to such plan, and (ii) employer contributions to any 40l(k) Plan) commencing at such time as Wyatt first becomes eligible to receive such benefit; provided, however, that any such reduction attributable to the Stanhome Inc. Pension Plan (the "Pension Plan") shall be in an amount such that Employee and his spouse, if she survives him, will each receive no less benefit under this Contract and the Pension Plan in combination than he or she would have received under the Pension Plan.

      For purposes hereof, the value of the monthly retirement benefit of any amount which Wyatt is entitled to receive from a defined contribution plan based on the Company's contributions thereto shall be determined as of the time of Wyatt's termination by reference to the annuity table set forth in Exhibit A attached. It is recognized by the parties that prior to Employee's termination there may be changes of sufficient importance in one or more of the assumptions upon which this table is based to make appropriate the use of an alternative table. In such case, Stanhome may substitute an alternative table but only upon the written recommendation of an independent nationally recognized firm of compensation consultants, as may be selected by it, and after written notice to the Employee.

      (c) The benefit otherwise calculated under this paragraph 1 shall be reduced as provided in subsection (a), (b), or (c) of Exhibit A of the Stanhome Inc. Pension Plan (as currently in effect), depending on the option chosen by Wyatt.

      2. Early Retirement. Subject to the provisions of subparagraph 2(c) and paragraph 9 below:

      (a) If Wyatt's employment terminates voluntarily on or after May 12, 2001 and before May 12, 2011, the Company will pay him each month for the duration of his life the benefit which would be payable if the provisions of paragraph l above were applied as of the date of such termination, provided that the portion of the benefit determined under paragraph l(a) shall be reduced by the following percentages based on Wyatt's age at his termination date (to be adjusted on a daily pro-rata basis if Wyatt retires on a day other than his birthday):

                  Age at Termination            Percentage
                        62-64                        0%
                        6l                           2%
                        60                           4%
                        59                           9%
                        58                          14%
                        57                          19%
                        56                          24%
                        55                          29%

      (b) If Wyatt's employment terminates involuntarily before May 12, 2011 for any reason other than cause, he shall be entitled to receive the benefit determined under subparagraph 2(a) as if his age on such termination were his actual age on the date of his termination plus five years, but such benefit shall not be payable until his actual fifty-fifth
(55th) birthday.

      (c) If Wyatt's employment terminates by reason of discharge for cause, neither he nor his wife shall be entitled to receive payment of any kind under this agreement; "cause" hereunder shall mean dishonesty, misconduct, insubordination or any activity which would cause a forfeiture of rights under paragraph 9 below if it occurred following termination of employment.

      3.  Disability.

          In the event Wyatt becomes disabled after reaching age 55 but while still employed by the Company, he shall receive, commencing with the month following the commencement of his disability, a monthly amount determined under paragraph l that would have been payable to him if he had remained employed until retirement at age 65 at the annual rate of compensation in effect at the time of his disability, provided that the amount payable hereunder shall be reduced by the monthly value of any benefit paid to Wyatt under a sick leave policy or long-term disability income plan maintained by the Company for so long as such benefits remain payable.

      For purposes hereof, Wyatt shall be deemed to be disabled when he is rendered incapable of performing the work for which he was employed by a medically determinable physical or mental condition which is likely to result in death or to be of long-continued and indefinite duration.

      4.  Survivors Benefit.

      (a) In the event that Wyatt dies while employed by the Company prior to reaching age fifty-five (55), or in the event that Wyatt's employment by the Company is involuntarily terminated prior to age fifty-five (55) for any reason other than cause, and he dies subsequent to such termination, the Company will pay his surviving spouse, subject to subparagraph (d) below, commencing on the date that Wyatt would have been fifty-five (55) had he lived, a monthly amount for the remainder of her life equal to fifty percent (50%) of the benefit which would have been paid to Wyatt commencing on his fifty-fifth (55th) birthday pursuant to subparagraph 2(b).

      (b) In the event that Wyatt dies after age fifty-five (55) while still employed by the Company, the Company will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit that would have been paid to Wyatt under paragraph 1 or subparagraph 2(a), whichever is applicable, had he retired on the day immediately prior to the date of his death.

      (c) In the event that Wyatt's employment by the Company terminates after age fifty-five (55) and he subsequently dies while receiving payments hereunder, the Company will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life based upon the form of pension elected by Wyatt under Article 6.2 (as currently in effect) of the Stanhome Inc. Pension Plan. In the event Wyatt was disabled and had been receiving a benefit under paragraph 3, the surviving spouse shall be entitled to receive fifty percent (50%) of the benefit payable under paragraph 3 without reduction thereunder for any benefits being paid to Wyatt under a sick leave policy or a long-term disability income plan maintained by the Company except to the extent such benefits remain payable to such spouse following Wyatt's death.

      (d)  No amounts shall be paid a surviving spouse under subparagraph
(a), (b) or (c) above unless she shall have survived Wyatt for a period of 30 days and shall have been married to him throughout the l year period ending on Wyatt's date of death. Wyatt may, by written notice to the Company, and with the Company's consent which will not be unreasonably withheld, substitute a trust for the benefit of his surviving spouse as the recipient entitled to payments otherwise payable to his surviving spouse under this Agreement, but in such case the foregoing limitations shall continue to apply.

      (e) If the sum of $20,000 exceeds the total amount paid to the surviving spouse at time of her death, such excess shall be paid to a beneficiary to be designated by Wyatt, or in the absence of his designation, by his surviving spouse, in writing to the Company, provided that in the event no beneficiary has been designated or the designated beneficiary does not survive such spouse for a period of 30 days, such excess shall be paid to the personal representative of the surviving spouse.

      5. Annual Compensation. For purposes hereof, Wyatt will be deemed to have been employed for the entire calendar month during which his employment terminates and his annual compensation shall be measured on the basis of twelve month periods ending with the last day of such month.

      "Compensation" for purposes hereunder shall be the total earnings paid in cash to Wyatt by the Company and properly reportable on IRS Form W-2, including base pay, bonuses, car and financial planning allowances, but not including Company contributions under any group life insurance or other qualified or non-qualified employee retirement or benefit plan or any payment designated by the Company as an allowance for Wyatt's business expenses. Compensation shall not be reduced by the amount of any elective contributions by Wyatt under any 40l(k), Flexible Spending Account or Group Medical Insurance plan of the Company. Management Incentive Plan bonuses which are normally awarded in the first half of March of each year if the Plan criteria are met, shall be deemed to have been received, whether or not payment is deferred, in the calendar year with respect to which such bonus is earned, allocated thereto on a monthly basis. Other compensation whose receipt is deferred by Wyatt shall be deemed to have been received for the purposes hereof at the time such compensation would have been received, if there had been no such deferral.

      In the event Wyatt's compensation for the last twelve-month period cannot be determined by the time the first payment becomes due hereunder, e.g., due to a bonus payable on the results of the Company's operations for a year in which Wyatt retires prior to the end of such year, then the first payments due hereunder shall be based on the estimated amount that Wyatt will be entitled to actually receive. The exact amount due Wyatt shall be determined as soon as practicable, provided that following such determination and corresponding adjustment in the monthly payment to Wyatt the Company shall pay Wyatt an additional lump sum to adjust for any underpayment to Wyatt and Wyatt shall refund to Company any overpayment.

      6. Primary Social Security Benefit. An Employee's Primary Social Security Benefit shall be determined on the day prior to the date on which Wyatt's employment with the Company terminates and shall be equal to the estimated old age retirement benefit Wyatt will be entitled to receive under the federal Social Security Act at age 65 (or if different by law such other age as may then entitle a person to receive his social security retirement benefits based on his unreduced "primary insurance amount" under the Social Security Act as then in effect) based on his earnings up to the day preceding his termination date.

      7.  Payment.      (a)   Amounts payable under the above paragraphs
will be paid on or about the end of the month to which the payment relates. Payment will be made for the full month in which Wyatt's death occurs.

                  (b) Notwithstanding any otherwise applicable provision of this agreement to the contrary, the retirement benefits due to Wyatt (or his beneficiary) under this Agreement, if any, shall be paid in a lump sum upon the occurrence of (i) a termination of Wyatt's employment under circumstances that entitle Wyatt to payment of a severance benefit under Paragraph 1 of the "Change in Control Agreement" dated January 1, 1992 between the Company and Wyatt (or, if at the time of such termination the Change in Control Agreement is no longer in effect, under circumstances that would entitle Wyatt to such payment if such Agreement were in effect), or (ii) a Change in Control (as defined in the Change in Control Agreement) at any time following Wyatt's termination of employment from the Company. Such lump-sum payment shall be the present value of the benefit payable to Wyatt hereunder using the Pension Benefit Guaranty Corporation immediate annuity interest rate as is in effect for the month in which the payment is made and the mortality table based on the UP-1984 Table, all as in accordance with generally acceptable actuarial principles.

      8.  Confidential Information, Covenant Not to Compete and Non-
Solicitation.

      (a) Wyatt agrees that he will not use or disclose to anyone (other than for the benefit of the Company) either during the term of his employment or at any time thereafter, any Confidential Information obtained by him or made known to him while employed by the Company, and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein "Confidential Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists written or other of such persons or entities, whether of the Company or any other organization associated or affiliated with or owned by or owning the Company, but shall not include information which becomes generally available to the public other than as a result of disclosure by Wyatt's act or default or the acts or default of Wyatt's agents or representatives.

      (b) Provided the Company is making the payments to Wyatt as required pursuant to this Agreement following his termination of employment, Wyatt agrees that he will not during his life, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the benefit of the Company), either as principal, agent, officer, employee, director, investor, consultant, shareholder, associate or in any other capacity whatsoever:

            (i) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which is in whole or in part competitive with any of the businesses carried on by the Company within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange where such share investment does not in the aggregate exceed 5% of the issued equity shares of such company);

            (ii) attempt to solicit any suppliers, customers, employees or independent dealers away from the Company;

            (iii) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which bears any name similar to that of the Company; or

            (iv) take any act as a result of which the relations between the Company and its suppliers, customers, employees or others may be impaired or which may otherwise be detrimental to the business of the Company.

Competition shall be deemed to include (i) any dealings with the Company's employees or independent dealers, and (ii) the use in any way of the Company's customer or mailing lists. The reference to Company in this Paragraph 8 shall include all subsidiaries and affiliated entities of the Company. Wyatt agrees that the remedy at law for breach by him of the foregoing covenant will be inadequate and that the Company shall be entitled to injunctive relief.

      (c) Wyatt's obligations under the foregoing subparagraphs of this paragraph 8 shall continue notwithstanding the termination of his rights to receive any payments hereunder.

      9. Forfeiture of Payments. The Company may discontinue payments hereunder and have no further liability under this agreement in the event that Wyatt fails to observe any of the terms of this agreement, provided, however, that if his failure to observe is limited to the terms of subparagraph 8(b) above and is his first failure, the Company shall give him written notice thereof and if, within l5 days of such notice, Wyatt gives the Company written notice of his discontinuance of the activity complained of, payments hereunder shall be reinstituted.

      10. Assignment. Neither Wyatt nor his wife shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable, except as provided in Paragraph 4(d).

      All rights under this agreement are merely unsecured contractual rights of Wyatt or Wyatt's spouse against the Company. Wyatt and Wyatt's spouse are unsecured general creditors of the Company. The Company agrees to set aside certain assets in a trust for the payment of benefits under this agreement. In the event of the insolvency or bankruptcy of the Company, any assets set aside in such trust shall at all times be subject to the claims of the Company's general creditors as if such assets were general assets of the Company.

      11. Binding Effect. This agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company under the terms of this agreement.
As used in this agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Company. To the extent any payment required to be made by the Company under this agreement is instead made by the Trust created by the Company for that purpose, the Company's obligation under this agreement will to such extent be deemed satisfied. If the Trust for any reason fails to make a payment required to be made by the Company under this agreement, the Company remains fully liable for such payment under the terms of the agreement.

    12.  Not an Employment Agreement.     This agreement is not an
employment agreement and the Company reserves the right to discharge Wyatt with or without cause. The agreement in no way affects his rights under the Stanhome Inc. Employees' Profit-Sharing Plans or Pension Plans or under any Stanhome group or other insurance policy.

    13. Notices. Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and if sent by registered mail, or delivered, to his residence in the case of Mr. Wyatt, at 11 Bittersweet Lane, Wilbraham, Massachusetts 01095, or in the case of the Company, to its principal office at 333 Western Avenue, Westfield, Massachusetts, Attn: Assistant Secretary. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

    14. Waiver of Breach. The waiver by the Company of a breach of any provision of this agreement by Wyatt shall not operate or be construed as a waiver of any subsequent breach by Wyatt.

    15. Governing Law. This agreement shall be deemed made in the Commonwealth of Massachusetts, and its form, execution, validity, construction and performance shall be construed in accordance with the laws of said Commonwealth.


    16. Entire Agreement. This agreement constitutes the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by Wyatt and for the Company by an officer duly authorized by the Company's Board of Directors.

    17. Severability. In the event that any of the terms or provisions of this agreement or any portion of such terms or provisions shall be determined to be invalid or inoperative, such determination shall not affect the efficacy of the balance of the agreement and any such invalid or inoperative term or provision shall be deemed severable.

      IN WITNESS WHEREOF, the parties have executed this Agreement.


ATTEST:                                   STANHOME INC.



/s/Mark I. Cohen                    BY:/s/G.William Seawright
Mark I. Cohen                             G. William Seawright
Assistant Secretary                       President and CEO



                                          /s/Bruce H. Wyatt
                                          Bruce H. Wyatt

                                EXHIBIT "A"

                            Life Annuity Value

<CAPTIONS>
      Age                                 Value of $1. payable annually
                                          for life, with first payment
Male        Female                        at age shown on left
49          55                                  11.7932

50          56                                  11.6405

51          57                                  11.4831

52    `     58                                  11.3209

53          59                                  11.1537

54          60                                  10.9814

55          61                                  10.8037

56          62                                  10.6203

57          63                                  10.4301

58          64                                  10.2325

59          65                                  10.0274

60          66                                   9.8156

61          67                                   9.5977

62          68                                   9.3737

63          69                                   9.1434

64          70                                   8.9066

65          71                                   8.6649

66          72                                   8.4198

67          73                                   8.1739

68          74                                   7.9286

69          75                                   7.6846

70          76                                   7.4421